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                                                                      EXHIBIT 14

              [DELPHI AUTOMOTIVE SYSTEMS LOGO]

              FOUNDATION
              FOR EXCELLENCE

              A GUIDE TO REPRESENTING
              DELPHI WITH INTEGRITY

              LOGO
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                               TABLE OF CONTENTS

               Foundation for Excellence

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
A MESSAGE FROM J.T. BATTENBERG III..........................    2
INTRODUCTION................................................    3
PERSONAL INTEGRITY..........................................    4
    Complying with the Law
EXCELLENCE IN THE WORKPLACE.................................    6
    Managing Diversity
    Health & Safety Policy
    Conflicts of Interest
    Protecting Corporate Property
    Accurate Information, Records & Communications
    Responding to Legal Investigations
    Information Requests
    Communicating with the Media
    Internet/Intranet Usage
    Internet Chat Rooms
EXCELLENCE IN THE MARKETPLACE...............................   12
    Product & Service Quality
    Fair Competition
    Suppliers & Fair Treatment
    Honest Communications
    Gifts & Entertainment
EXCELLENCE IN SOCIETY & OUR COMMUNITIES.....................   17
    Avoiding Improper Payments
    Import/Export Controls
    Delphi Insider Trading Policy
    Corporate Citizenship
    Environmental Principles
THE DELPHI PRINCIPLES.......................................   21
RECOMMENDED STEPS...........................................   21
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Dear Colleagues,

Delphi has established a culture based on the Principles and Absolutes of Excellence, a culture encompassing passion, creativity and common business processes. It is a culture that brings us together as a team, and makes each of us responsible for examining our own actions, to ensure that we represent Delphi with excellence.

Achieving our vision -- to be recognized by our customers as their best supplier -- can only be achieved through consideration, fairness and dignity in all that we do. Each of us represents the entire Delphi organization. As we conduct our business, we need to respect the people and environments in which we work.

Foundation for Excellence is our guide to achieve that vision. I encourage you to read this document thoroughly, while keeping in mind that the guidelines cover a wide range of Delphi's business processes. It is important that we all understand them in order to support our fellow colleagues and our corporate vision. Following these policies and guidelines will help make Delphi an excellent company to work with, both for our customers and all of us.

                                Regards,

                                J.T. Battenberg III
                                Chairman, CEO
                                and President
                                Delphi Corporation

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Introduction

The Delphi Foundation for Excellence covers a wide range of business practices and procedures. While it does not cover every issue that may arise, it does state basic principles to guide employees and directors of Delphi Corporation (together with its affiliates and subsidiaries, the "Company" or "Delphi"). Employees and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Collectively we are the corporation and it is our joint responsibility to encourage and support each member of the Delphi team to act in accordance with these principles and policies. When someone compromises these principles, they risk damaging not only their own integrity and reputation but also the collective integrity and reputation of Delphi and those who do so will be subject to appropriate action. Any person in a situation that he or she believes may violate or lead to a violation of these principles should follow the guidelines described under "Recommended Steps."

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Personal Integrity

INTEGRITY -- We are dedicated to complying fully with the letter and spirit of the laws, regulations and ethical principles that govern us. We will protect all confidential information we receive from our customers or business partners.

Integrity begins with each of us -- the judgments and decisions that we make as individuals.

How do we define personal integrity? First, it means exemplifying the Principles and Absolutes of Excellence in our own conduct and complying with Delphi policies, even when we may not agree with them. In a global enterprise, legitimate differences of opinion may arise as to the appropriateness of the corporate policies across worldwide operations.

While such differences are understandable, and can lead to a healthy discussion of choices, they do not excuse us from observing the existing policies. We are always welcome to voice our concerns and to request exceptions for special circumstances through appropriate leadership when warranted. However, any waiver of these guidelines for executive officers or directors may be made only by the Board of Directors or the Corporate Governance and Public Issues Committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange listing requirements. It is important that we use our judgment not only to consider the precise meaning of our stated values or policies, but also the spirit and intended purpose of them as we make these choices.

Second, it means we have a responsibility to voice concerns when we believe Delphi or fellow employees are acting contrary to existing policies. Collectively, we are the corporation, and the actions of one individual can damage the reputation of all. Employees are encouraged to talk to their supervisor, Human Resources representative, or any member of management about observed illegal or unethical behavior (including concerns regarding questionable accounting or auditing matters) and when in doubt about the best course of action in a particular situation. There will be no retaliation for reports of misconduct by others made in good faith by employees. Alternatively, we can bring our concerns to functional experts

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such as the Legal Staff, Audit Staff, Security or Human Resources. We also have available the EthicsLine, reachable by telephone at 1-888-679-8848, e-mail delphiethics@ci-pinkerton.com, or writing to Delphi EthicsLine, PMB 3767, 13950 Ballantyne Corporate Place, Charlotte, NC 28273 USA, for employees who are uncomfortable discussing their concerns with their leadership.

COMPLYING WITH THE LAW
In order to comply with the law, we must know the law. For many of us, this means we will need advice or training from experts to understand our responsibilities. Common sense, our conscience and good intentions are not always enough. At a minimum, we must learn enough about the laws that affect what we do to spot potential issues and then follow through to get answers about the right way to proceed.

Complying with the law requires more than knowledge, it requires action. This takes a high degree of cooperation and communication -- the essential elements of team-work. As a member of the team, if someone thinks some aspect of Delphi's business may be in violation of the law they should raise the issue with their supervisor, Human Resources representative, any member of management or the Legal Staff.

The worst thing we can do is to ignore or try to cover up a potential problem and allow it to grow more severe over time. Each of us must also follow the procedures established by the Company's Audit Committee of the Board of Directors relating to the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters of the Company.

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Excellence in the Workplace

TRUST IN RELATIONSHIPS -- We expect our people to build and maintain a foundation of trust and respect in everything we do.

MANAGING DIVERSITY
Delphi values its diverse, dedicated global workforce that is committed to Excellence and a culture where individual strengths, combined with teamwork, are a recognized source of our mutual success. As a leader in automotive components, systems and modules, we draw on the unique background of each employee to offer new perspectives and solutions as we strive to be our customers' best supplier.

We believe that attracting and retaining qualified talent is vital to Delphi's continued success. Delphi has an ongoing commitment to diversity, equal opportunity, and non-discrimination. Opportunities are extended to qualified applicants and employees on a non-discriminatory basis. The organization is enriched through the representation of diverse experiences, backgrounds, ethnicity, lifestyles, cultural orientation and beliefs. Reasonable accommodations are made for the physically challenged and persons with disabilities.

Consistent with the above philosophy, Delphi is dedicated to creating a workplace environment that enables every team member to contribute fully. It is our policy to comply with applicable employment laws wherever we conduct business. It is every employee's responsibility to act in a manner that supports this policy and to maintain the workplace environment free from all discrimination, hostility and harassment, including sexual harassment.

Supervisors and managers are held accountable to prevent discrimination and to support equity in addressing employee concerns and/or complaints. Delphi will not tolerate behavior that is inconsistent with this policy and will take appropriate action to prevent such behavior from occurring.

Full support of the corporation's policy on diversity and equal opportunity along with the necessary efforts to ensure that all recruitment, employment, training, promotions and other personnel actions comply with these

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principles is essential. This policy reflects our belief that a capable and committed workforce perpetuates Delphi's creativity, innovation, growth and success.

HEALTH & SAFETY POLICY
Delphi is committed to protecting the health and safety of each employee as our overriding priority. We believe that all occupational injuries and illnesses are preventable. There will be no compromise of an individual's well-being in anything we do. The implementation of actions to help our employees realize a healthy, injury-free environment is a leadership responsibility. Continuing support of this effort is the responsibility of everyone. We will lead the Delphi team to ensure that we protect the well-being of every member.

CONFLICTS OF INTEREST
For us to help Delphi earn and maintain its reputation as a company that conducts business with the utmost integrity, all of us, directors and employees, must avoid actions or relationships that might conflict or even appear to conflict with our job responsibilities or Delphi's interests.

A conflict of interest is an obligation to or relationship with any person or organization that competes or does business with Delphi, that could affect an employee's or director's judgment in fulfilling his or her responsibilities to Delphi to make business decisions solely in the best interests of the corporation and without regard to personal gain. Conflicts of interest may also arise when an employee or director or a member of an employee's or director's immediate family benefits, or even appears to benefit, from a Delphi business arrangement. The appearance of a conflict can be just as damaging to reputations as an actual conflict of interest.

Examples of potential conflicts of interest include:

  - Investing in a supplier, customer or competitor

  - Accepting services or receiving payment from a supplier, customer or competitor

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  - Having close family members who work for suppliers, customers or competitors

  - Working outside Delphi without department director approval

Occasionally conflicts of interest may arise through involvement in public service or charitable activities, such as holding public office or involvement in charitable organizations. Before accepting such responsibilities, we need to familiarize ourselves with the extent to which Delphi has interests or business affected by our involvement, and ensure that no corporate assets, including the Delphi name, are used or referred to in connection with such activities.

Outside employment can also create conflicts of interest. Employees are expected to devote their full time and attention to their work during regular business hours and for whatever additional time may be required.

Delphi expects all employees to disclose promptly any situation that could result in an actual or potential conflict of interest. If we are not sure the situation creates a conflict, we should seek the help of our supervisor or Human Resources contact person.

All directors must disclose promptly to the Chairman of the Board of Directors any situation that could result in an actual or potential conflict of interest. This includes the existence of any relationship between a director or any member of his immediate family and any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

No employee or director may accept compensation (in any form) for services performed for the Company from any source other than the Company without the prior approval of the Company's Board of Directors.

PROTECTING CORPORATE PROPERTY
We have an obligation to safeguard corporate assets by ensuring they are properly maintained and used to further Delphi business interests. We should always consider whether our decision to use or commit a resource is in the best business interest of the corporation. Theft, carelessness, and waste have a direct impact on Delphi's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

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Business assets should not be used for personal reasons. However, situations may arise where infrequent and limited personal use is acceptable. When such situations arise, use sound judgment, common sense and discuss the issue with your manager if there are doubts about the appropriateness of the use.

Employees and directors are expected to advance the Company's legitimate interests when the opportunity to do so arises. No employee or director may use corporate property, information, or position for improper personal gain, and no employee or director may compete with the Company directly or indirectly without the consent of the Company's Board of Directors.

ACCURATE INFORMATION,
RECORDS & COMMUNICATIONS
Decisions are made based on the accuracy of information recorded at all levels of the organization. Inaccurate information can lead to poor decision making. Additionally, our customers, suppliers and government officials rely on us to be honest and provide accurate information on subjects ranging from our products and services to Delphi's financial performance and our environmental practices.

It is our joint responsibility to ensure that all information and records are maintained honestly and accurately, and that any errors are promptly recognized, communicated to appropriate management and corrected.

Delphi is committed to providing timely and truthful information to the securities markets and media, assuring fair access to information for all investors, and developing and maintaining realistic investor expectations. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless required by applicable law or regulation. Business records and communications often become public, and we should always provide truthful, accurate information, avoiding exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal

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reports. Records should always be retained or destroyed according to Delphi's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Legal Staff.

RESPONDING TO LEGAL INVESTIGATIONS
Despite our best efforts to comply with all applicable laws and regulations, there will always be matters of interpretation. Litigation is a fact of life in societies governed by many laws that give a variety of authorities broad investigative powers.

Legal papers and investigations normally flow through established channels, but there may be occasions where inquiries and legal papers are received by other employees. If you should receive these types of papers in your capacity as a representative of Delphi, consult the Legal Staff immediately, before submitting to an interview, answering questions about Delphi business, producing any documents or even responding to any requests made in connection with litigation or an investigation.

INFORMATION REQUESTS
Information is one of Delphi's most valuable assets in the competitive global marketplace for our products and services. We all share a responsibility to protect valuable Delphi information for our mutual benefit.

Delphi information includes all information related to our business, created or acquired using Delphi resources, regardless of the specific nature or form of the information. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after your service to the Company ends.

COMMUNICATING WITH THE MEDIA
We strive to maintain integrity in our relationships with the media and general public by providing clear and accurate communication. All Delphi divisions and regions have a designated Public Affairs or Communications function, which is responsible for communicating the Corporation's position on a range of issues.

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If you are contacted by a member of the press, you should notify your manager and your division or regional Communications department to ensure that the most appropriate person or team responds. Employees are generally not authorized to immediately respond to journalists. Responsible members of the media do not expect impromptu answers. As a general rule, even if a Delphi employee is the subject matter expert, media questions should be referred to the Delphi Communications or Corporate Affairs Staff.

INTERNET/INTRANET USAGE
The Delphi provided internet connection is intended to be used primarily for business purposes. Any personal use must not interfere with normal business activities, involve solicitation, be associated with any for-profit outside business activity or potentially embarrass Delphi. Users are expected to act responsibly and in Delphi's best interests whenever they use the Delphi provided internet connection.

INTERNET CHAT ROOMS
It is Delphi's policy not to respond to chat room rumor or speculation.

To maintain confidentiality of Delphi information, employees are not to respond to any inquiries or post any information on the Internet relative to Delphi unless specifically asked to do so by their supervisor and the response is cleared through Corporate Affairs and/or Legal Staff.

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Excellence in the Marketplace

CUSTOMER ENTHUSIASM -- Our customers' interests always come first. We are committed to products, services, business practices and an attitude that creates customer enthusiasm. This is the foundation of our security.

PRODUCT & SERVICE QUALITY
It is our goal to be our customers' best supplier. We must be mindful of that goal at every phase of our relationship with customers -- from the design of our products to the discussions we may have with them about service issues. We must passionately pursue customer satisfaction by being entrepreneurial, fast, less bureaucratic, customer focused, innovative and excellent in everything we do.

FAIR COMPETITION
We believe in competing fairly because we all benefit from fair, free and open markets. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should strive to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

We compete strictly on the merits of our products and services and make no attempts to restrain or limit trade.

Specifically:

  - We never discuss such matters as prices, pricing strategies, product or marketing plans or terms of sale with competitors. Should a prohibited subject come up during a discussion or meeting, leave and inform leadership or the Legal Staff.

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  - We do not enter into agreements with our competitors concerning prices, production volumes, customers or sales territories.

  - We do not link purchase of one product to another or compel suppliers to buy from us to retain their Delphi business.

  - We do not disparage the products or services of a competitor.

  - We collect competitive information through proper public or other lawful channels and do not use information that was obtained illegally or improperly by others, including through misrepresentation, invasion of property or privacy or coercion.

Not only is fair competition a matter of our own values, it is also a matter of law in most every country Delphi conducts business. Competition law requirements may exist in specific countries. Contact the Legal Staff for more information.

SUPPLIERS & FAIR TREATMENT
Our suppliers are valued partners in the success of our business. Our relationships with suppliers must be characterized by honesty and fairness. They are selected on the basis of quality, service, technology and price. Terms and conditions defining our relationship with suppliers are communicated during the request for quote process and agreements to such terms and conditions, or any acceptable modifications, are reached before work begins. Included in the standard terms and conditions are Delphi's policies regarding payment terms, confidentiality, the use of intellectual property and labor practice expectations.

HONEST COMMUNICATIONS
Customers, suppliers, government agencies and communities depend on the honesty and accuracy of our communications. We are each responsible to communicate in a forthright and honest way, free of any misleading or inaccurate information. This includes not overcommitting on what we can deliver, and promptly informing affected parties when changes occur. When we make a mistake in what we have told someone, we must take prompt action to correct it.

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GIFTS & ENTERTAINMENT
Delphi recognizes there are times when suppliers or customers will offer you gifts or entertainment opportunities and likewise you may want to offer the same to our suppliers or customers. This policy governs conduct regarding gifts and entertainment in business relationships with our suppliers and customers on a global basis. Our policy is designed to reflect our values and all of us around the world are charged with the responsibility to make sound decisions that will not jeopardize our values as a company or be perceived as inappropriate. All questions/concerns regarding this policy should be reviewed, in advance when possible, with local management and all significant gifts and entertainment should be disclosed to management.

The terms "suppliers" and "customers" are used in this policy in the broadest possible sense. A supplier is any person or organization, inside or outside Delphi, who furnishes goods or services to Delphi. A customer is an individual or organization, inside or outside Delphi, who receives goods and services.

Other important relationships that Delphi maintains can impact our business. Examples of this are our relationships with governmental officials, unions and union representatives. Gifts or entertainment, should never be provided to a governmental official without first getting approval from a senior officer responsible for Delphi operations in the particular country or region involved. Due to the complexity of relevant laws and regulations, and varying cultural and ethical norms, any decision to provide a gift or entertainment, including meals, to a government official should be discussed with the Legal Staff.

Similarly, it may be illegal to provide a gift, or entertainment to a union or union official in the United States or other countries. Do not hesitate to obtain advice from the Human Resource or Legal Staffs before providing a gift, entertainment or other gratuity to a union or union official.

Directors may also discuss their specific questions with the Chairman of the Board of Directors.

SOLICITING GIFTS AND ENTERTAINMENT -- Employees and directors may not solicit gifts or entertainment. Soliciting gifts or entertainment, either directly or indirectly for yourself or family members is strictly prohibited.

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The size of the gift or entertainment is immaterial. All conduct in this regard that creates even the appearance of impropriety must be avoided.

ACCEPTING/PROVIDING GIFTS OR ENTERTAINMENT -- As a general guideline you should not accept/provide anything that:

  - Compromises, or appears to compromise the integrity of the business relationship

  - Places you or others in an unsafe environment (e.g., gifts of alcohol or alcohol related activities)

  - Potentially embarrasses or damages your reputation or the reputation of either company (e.g., adult entertainment or establishments)

Accepting/providing gifts or entertainment from/to suppliers, customers or potential suppliers or customers should be infrequent, freely offered, consistent with the customer or supplier's policy and/or practice, be reasonable and customary in scope, legal, and have a business related purpose that advances Delphi's interests. Infrequent is defined as occurring at widely separate intervals or as uncommon. Employees around the world and directors are to apply this understanding prior to accepting/providing gifts or entertainment. Gift certificates are equivalent of cash and should not be accepted/provided. Gifts may not be lavish. Any gift in excess of $50.00US must be reviewed with management. All gifts provided must be disclosed on an expense report.

Examples of generally acceptable gifts/favors, assuming they do not exceed the generally acceptable $50.00US maximum, include:

  - Fruit baskets and other perishable foods

  - Flowers

  - Standard sales promotion, advertising or publicity items

Business-related entertainment or social contact may be appropriate when properly conducted on a non-lavish, limited basis and must not involve adult entertainment regardless of whether or not it is an acceptable practice in a particular part of the world. Employees should make every effort to ensure the entertainment would withstand public scrutiny.

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Examples of permissible entertainment include:

  - Refreshments before, during, or after a business meeting

  - Meals before, during, or after business meetings or when otherwise business-related

  - Infrequent (no more than two times per year) business related invitations to engage in activities such as golfing, hunting, fishing, sporting, cultural events or a dinner invitation when accompanied by a representative of the supplier or customer

If an overnight stay is involved, the employee should give consideration to the nature of the business purpose in relation to the entertainment provided. In any case, the employee should advise his or her supervisor that an overnight stay is involved and obtain approval prior to accepting.

Delphi Alcohol Policy -- The prudent consumption of alcohol at business related activities is permitted when consistent with the following:

  - No alcohol is to be consumed during working hours. If, in a very rare event, a customer setting demands the consumption of alcohol, employees are to limit their consumption.

  - When served, alcohol may be expensed and reported on the expense report as a separate item.

  - The giving or receiving of alcohol as a gift is strongly discouraged.

  - Alcohol should not be served on company property during working hours.

  - When alcohol is served at company events, it should be limited to beer and/or wine. Hard liquor should be served only on very rare occasions.

  - Alcohol should never be served at any company event where people under the legal drinking age are present.

Failure to comply with this policy may result in action up to and including discharge for Delphi employees and may result in loss of business for Delphi suppliers.

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Excellence in Society
& Our Communities

RESPONSIBILITY TO SOCIETY -- We hold ourselves accountable to the highest standards of conduct relative to our broadest corporate responsibilities to society as a whole. We will strive to build and maintain effective relationships with the communities and institutions with which we interact.

AVOIDING IMPROPER PAYMENTS
We believe in promoting good governance and the fair and impartial administration of laws. It is, therefore, strictly prohibited to give anything of value directly or indirectly to a government official in order to influence his or her judgment in the performance of official duties.

In addition, as a United States-incorporated company, bribery payments by any Delphi employee or agent to foreign officials are illegal under the U.S. Foreign Corrupt Practices Act (FCPA). Under FCPA, Delphi is accountable for the actions of its employees, including non-United States citizens and employees of non-U.S. based subsidiaries and agents throughout the world. Similar legislation has been enacted in many countries, including France, Germany and Japan as part of a global effort to combat corruption and bribery. There are circumstances where facilitating payments may be appropriate, but those situations must be discussed with the Legal Staff prior to any action being taken. Any questions as to whether a gift or payment would be considered improper under our guidelines or national laws must be discussed with the Legal Staff.

IMPORT/EXPORT CONTROLS
We must abide by special laws and regulations that apply to the export of products and technical data. All employees who are involved with exports have an obligation to become familiar with the regulations and procedures that apply in their location. We must also comply with anti-boycott and international embargo regulations in all locations where we do business.

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DELPHI INSIDER TRADING POLICY
Employees and directors who have access to confidential and proprietary information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Delphi business. All material, non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is unethical and illegal. "Material" information is that which a reasonable investor would consider important in a decision to buy, hold or sell Delphi's stock. If the information could change the price of Delphi's stock, it is material.

Some examples of information, whether positive or negative, that are material include:

  - Earnings and dividend amounts

  - Projections of future earnings or losses

  - Pending labor negotiations or disputes, including possible strikes

  - Pending or proposed mergers, acquisitions or tender offers

  - Significant sales of assets or the disposition of a subsidiary

  - Changes in dividend policies, the offering of additional securities or a stock split

  - Changes in top management

  - Significant new products or technological advances

  - Significant changes in production schedules or product planning

  - The gain or loss of a substantial customer or contract; or extraordinary borrowing, changes in debt ratings or impending bankruptcy or liquidity problems

Every manager is responsible to see that any employee who could learn of material inside information is aware of the complete Delphi Insider Trading Policy and implications of the policy.

The complete Delphi Insider Trading Policy is posted on Delphi's employee home page, at http://apollo.delphi.com. For questions about Insider
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Trading, please contact the Delphi Legal Staff, in particular, the Assistant
General Counsel -- Corporate and Securities.

CORPORATE CITIZENSHIP
Delphi strives to achieve an effective global philanthropic program that supports our business objectives while helping society, particularly in the communities in which we reside. Delphi's three-pronged approach to corporate citizenship includes:

THE DELPHI FOUNDATION -- The umbrella for our philanthropy effort is our self-funding Foundation. Its priority is education, primarily in the areas of science and technology.

DELPHI COMMUNITY RELATIONS -- As a corporate citizen in numerous communities around the world, this effort seeks to ensure the presence of the Delphi brand in our local communities in such a way that our company is viewed as a "neighbor of choice." The priority also is largely educational in focus, but contributions are tailored to local needs and priorities as well.

DELPHI VOLUNTEERS -- A philosophy aimed at enabling and inspiring our employees to give to the community in the way they tell us is most meaningful: through the provision of personal time and talent.

Overall, Delphi targets educational opportunities and support systems aimed at helping young people reach their full potential. Special -- though not exclusive -- consideration is given to educational programs focused on science and technology. Primary consideration is given to requests that:

  - Link to Delphi's business vision and mission

  - Are innovative in approach

  - Demonstrate an ability to measure effectiveness

  - Are customer-driven

  - Are global programs that encourage international reach and involvement

  - Clearly articulate the benefits to Delphi and its local communities

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ENVIRONMENTAL PRINCIPLES
As a responsible corporate citizen, Delphi is dedicated to protecting human health, natural resources and the global environment. This dedication reaches further than compliance with the law to encompass the integration of sound environmental practices in our business decisions.

The following environmental principles provide guidance to Delphi personnel worldwide in the conduct of their daily business practices.

  - We are committed to actions to restore and preserve the environment

  - We are committed to reducing waste and pollutants, conserving resources and recycling materials at every stage of the product life cycle.

  - We will continue to participate actively in educating the public regarding environmental conservation.

  - We will continue to pursue vigorously the development and implementation of technologies for minimizing pollutant emissions.

  - We will continue to work with all governmental entities for the development of technically sound and financially responsible environmental laws and regulations.

  - We will continually assess the impact of our plants and products on the environment and the communities in which we live and operate, with a goal of continuous improvement.

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The Delphi Principles

CUSTOMER ENTHUSIASM -- Our customers' interests always come first. We are committed to products, services, business practices and an attitude that creates customer enthusiasm. This is the foundation of our security.

TRUST IN RELATIONSHIPS -- We expect our people to build and maintain a foundation of trust and respect in everything they do.

INTEGRITY -- We are dedicated to complying fully with the letter and spirit of the laws, regulations and ethical principles that govern us. We will protect all confidential information we receive from our customers or business partners.

RESPONSIBILITY TO SOCIETY -- We hold ourselves accountable to the highest standards of conduct relative to our broadest corporate responsibilities to society as a whole. We will strive to build and maintain effective relationships with the communities and institutions with which we interact.

DEDICATION TO EXCELLENCE --
We are determined to achieve EXCELLENCE in everything we do. Our future success depends on uncompromising adherence to our vision and the absolutes of EXCELLENCE.

For more information about Excellence visit Delphi's employee home page, at http://apollo.delphi.com/excellence/.

Recommended Steps

We must all work to ensure prompt and consistent action against violations of these principles. In situations where there is uncertainty as to the application of these principles, these are the steps to keep in mind:

  - MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, we must be as fully informed as possible.

  - ASK YOURSELF: WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

  - CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

  - DISCUSS THE PROBLEM WITH YOUR SUPERVISOR, HUMAN RESOURCES REPRESENTATIVE, ANY MEMBER OF MANAGEMENT, OR THE LEGAL STAFF. This is the basic guidance for all situations. In many cases, they will be more knowledgeable about the question, and will appreciate being brought into the decision-making process and it is our joint responsibility to help solve problems.

  - SEEK HELP FROM COMPANY RESOURCES. In the rare case where it may not be appropriate to discuss an issue with your supervisor, Human Resources representative, any member of management, or the Legal Staff, you may also submit concerns using the EthicsLine by telephone at 1-888-679-8848, e-mailing delphiethics@ci-pinkerton.com or writing to Delphi EthicsLine, PMB 3767,13950 Ballantyne Corporate Place, Charlotte, NC 28273 USA.

  - YOU MAY REPORT ETHICAL VIOLATIONS IN CONFIDENCE AND WITHOUT FEAR OF RETALIATION. If your situation requires that your identity be kept secret, your anonymity will be protected to the extent possible. Delphi does not permit retaliation of any kind against employees for good faith reports of ethical violations.

  - ASK FIRST, ACT LATER: If you are unsure of what to do in any situation, always seek guidance before you act.

Employee Acknowledgement
I acknowledge that I have received a copy of the booklet, "Foundation for Excellence."

--------------------------------------------------------------------------------
Name

--------------------------------------------------------------------------------
Signature

--------------------------------------------------------------------------------
Date

Please return this signed form to your local Human Resources Department.

                                 [DELPHI LOGO]

                                  "We are what
                                 we repeatedly
                                 do. Excellence
                                then, is not an
                               act, but a habit."
                                  --Aristotle

                                 [DELPHI LOGO]
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